SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 15, 2004

FIRSTBANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation) 311 Woodworth Avenue Alma, Michigan (Address of principal executive office)	000-14209 (Commission File Number)	38-2633910 (IRS Employer Identification no.) 48801 (Zip Code)

Registrant’s telephone number,
including area code: (989) 463-3131

Item 7.     Financial Statements and Exhibits.

             Exhibit

             99.1 Press release dated July 15, 2004.

Item 12.   Results of Operations and Financial Condition.

             On July 15, 2004, Firstbank Corporation issued a press release announcing results for its second quarter of 2004. A copy of the press release is attached as Exhibit 99.1.

             The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 15, 2004	FIRSTBANK CORPORATION (Registrant) By: /s/ Thomas R. Sullivan —————————————— Thomas R. Sullivan President and CEO

EXHIBIT INDEX

99.1       Press Release Dated July 15, 2004.

Exhibit 99.1

FOR IMMEDIATE RELEASE Date Submitted: July 15, 2004 NASDAQ Symbol: FBMI	NEWS RELEASE Contact:Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
SECOND QUARTER AND YEAR-TO-DATE 2004 RESULTS

Highlights Include:
• Earnings per share (diluted) of $0.45 for the second quarter of 2004 and $0.92 for the first half of 2004
• Share repurchase activity suspended due to pending 500,000 share self-tender offer
• Annualized loan growth of 7.7% for the quarter and 9.3% versus year-ago
• Continuing strong asset quality and capital ratios

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation announced net income of $2,565,000 for the quarter ended June 30, 2004, compared to $2,681,000 for the quarter ended March 31, 2004, a decrease of 4.3%. Earnings per share were $0.45, down 4.3% from $0.47 for the first quarter of 2004. Returns on average assets and average equity for the second quarter of 2004 were 1.33% and 12.2%, respectively, compared with 1.39% and 12.7% respectively in the first quarter of 2004. Earnings in the first quarter of 2004 included a $179,000 benefit, net of taxes, from the reversal of allowance for loan losses relating to a partial payoff of a large loan which had associated specific reserves. When this benefit is excluded from net income in the first quarter of 2004, net income in the second quarter of 2004 increased 2.5% and earnings per share increased 2.3% from $0.44 to $0.45. All per share amounts are fully diluted amounts and have been adjusted to reflect the 5% stock dividend paid in December 2003.

Gain on sale of mortgages increased 8.0% in the second quarter of 2004 compared to the first quarter of 2004. However, mortgage activity nationwide and in Firstbank’s market areas was significantly lower than year-ago levels, affecting comparisons with the year-ago period. Net income and earnings per share for the quarter ended June 30, 2004, decreased 24.0% and 22.4% respectively compared to the quarter ended June 30, 2003. Notwithstanding the slowdown in mortgage banking activity from last year, Firstbank’s mortgage servicing portfolio was basically unchanged from the first quarter with the principal balance of loans serviced for others decreasing to $471.1 million as of June 30, 2004, from $471.4 million at March 31, 2004, but increasing 9.2% from $431.5 million at June 30, 2003.

For the first half of 2004, net income of $5,246,000 compared to $6,668,000 for the year-to-date period ended June 30, 2003, a decrease of 21.3%. Earnings per share were $0.92, down 20.0% from $1.15 for the first half of 2003. Returns on average assets and average equity for the first half of 2004 were 1.35% and 12.3%, respectively, compared with 1.77% and 16.5% respectively in the first half of 2003.

Growth in Firstbank’s loan portfolio continued. Total portfolio loans grew 1.9%, or 7.7% annualized, in the second quarter of 2004 and were 9.3% above the level at June 30, 2003. Strength in loan portfolio growth was balanced between commercial and commercial real estate loans, which together increased 6.2% above the year-ago level, and residential mortgage loans, which increased 15.5%.

Total deposits as of June 30, 2004, increased 2.2% from March 31, 2004, and were 2.7% above the year-ago level. Non-interest bearing deposits increased 15.4% from March 31, 2004, and were 8.7% over the level at June 30, 2003.

Firstbank’s net interest margin, at 4.41% in the second quarter of 2004, declined 0.10% from the 4.51% level achieved in the first quarter of 2004 and in the year-ago second quarter of 2003. Upward movement in certain interest rates affecting funding costs occurred prior to the recent increase in the prime rate, causing narrowing of the net interest margin during the quarter.

Mr. Sullivan stated, “We continue to be pleased with the progress of our company and the performance of our bankers. Faced with the industry-wide slowdown in mortgage business compared to last year, we have been able to shift emphasis to the more traditional mainstays of community banking – loan and deposit services to commercial and consumer customers. Our lenders continue to manage asset quality well, and our earnings, before reversal of allowance, increased from the first quarter to the second quarter of 2004. We continue to believe that we have our banks’ balance sheets positioned to benefit both net interest margin and earnings from increasing interest rates, and the recent increase in the prime rate should contribute positively to our earnings.”

With continued focus on cost control, Firstbank reduced salaries and employee benefits expense by 2.6% in the second quarter of 2004 compared to the first quarter of 2004. Total non-interest expense for the second quarter of 2004 was 8.4% below the level in the second quarter of 2003. Non-interest expense in the second quarter of 2004 includes approximately $66,000 associated with Firstbank’s self-tender offer.

Firstbank repurchased 11,300 shares of its common stock in the second quarter of 2004, prior to suspending activity due to the currently pending self-tender offer for up to 500,000 shares. Shareholders’ equity increased 1.7% in the second quarter of 2004 as the impact of share repurchases did not fully offset increases from retained earnings and share issuance related primarily to dividend reinvestment and stock option exercises. The ratio of average equity to average assets stood at 10.9% in the second quarter of 2004, the same level as in the second quarter of 2003.

Firstbank’s asset quality measures remained strong. The ratio of non-performing loans to loans was 0.37% as of June 30, 2004, compared to 0.17% at March 31, 2004, and 0.33% at June 30, 2003. Net charge-offs in the second quarter of 2004 were $119,000, or 0.07% annualized as a percentage of average loans, compared to $144,000, or 0.09% annualized as a percentage of average loans in the first quarter of 2004, and compared to $99,000, or 0.07% annualized in the second quarter of 2003. These measures of asset quality remain at low levels and continue to be at levels considered in the industry to be favorable. Subsequent to June 30, 2004, one of Firstbank Corporation’s banks received substantially full pay-off of a $557,000 loan that was classified as non-performing due to delinquency.

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $786 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank — Alma; Firstbank (Mt. Pleasant); Firstbank — West Branch; Firstbank - Lakeview; and Firstbank — St. Johns. Other corporate affiliates include 1st Armored, Inc.; 1st Title; Gladwin Land Company, Inc.; and C. A. Hanes Realty, Inc. Investment services are available through affiliations with CB Wealth Management N.A., MML Investors Services, Inc., and Raymond James Financial Services Inc.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, increases in interest rates and positioning of balance sheets to benefit net interest margins and earnings. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Jun 30 2004	Mar 31 2004	Dec 31 2003	Jun 30 2003

ASSETS

Cash and cash equivalents:
Cash and due from banks	$24,070	$21,579	$27,442	$24,816
Short term investments	10,807	11,858	5,703	33,999

Total cash and cash equivalents	34,877	33,437	33,145	58,815

Securities available for sale	66,256	64,122	70,731	72,136
Federal Home Loan Bank stock	5,241	5,184	4,929	4,809
Loans:
Loans held for sale	1,400	2,672	4,160	7,890
Portfolio loans:
Commercial	101,393	112,851	112,263	100,796
Commercial real estate	216,689	202,828	203,080	198,706
Residential mortgage	221,766	212,159	204,806	192,051
Real estate construction	51,442	52,746	55,160	43,436
Consumer	57,944	56,156	57,557	58,364
Credit card	1,828	1,961	2,587	2,444

Total portfolio loans	651,062	638,701	635,453	595,797
Less allowance for loan losses	(11,232)	(11,292)	(11,627)	(11,712)

Net portfolio loans	639,830	627,409	623,826	584,085

Premises and equipment, net	17,923	17,931	18,103	17,222
Goodwill	4,880	4,880	4,880	4,880
Other intangibles	2,538	2,622	2,698	2,848
Other assets	13,111	13,770	14,028	13,858

TOTAL ASSETS	$786,056	$772,027	$776,500	$766,543

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	105,104	91,110	102,296	96,723
Interest bearing accounts:
Demand	181,272	189,767	181,642	182,249
Savings	98,651	99,877	95,395	90,938
Time	204,341	195,850	188,221	204,236

Total deposits	589,368	576,604	567,554	574,146

Securities sold under agreements to
repurchase and overnight borrowings	28,883	27,386	47,069	28,069
FHLB Advances and notes payable	72,475	72,727	67,255	69,298
Accrued interest and other liabilities	8,641	10,072	8,878	10,525

Total liabilities	699,367	686,789	690,756	682,038

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 10,000,000 shares authorized *	74,115	73,535	75,591	68,538
Retained earnings	12,139	10,749	9,187	14,321
Accumulated other comprehensive income	435	954	966	1,646

Total shareholders' equity	86,689	85,238	85,744	84,505

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$786,056	$772,027	$776,500	$766,543

* Common stock shares issued and outstanding	5,615,224	5,589,389	5,642,304	5,657,632

Asset Quality Ratios:
Non-Performing Loans / Loans^	0.37%	0.17%	0.22%	0.33%
Non-Perf. Loans + OREO / Loans^ + OREO	0.39%	0.21%	0.26%	0.45%
Non-Performing Assets / Total Assets	0.33%	0.18%	0.21%	0.35%
Allowance for Loan Loss as a % of Loans^	1.73%	1.77%	1.83%	1.97%
Allowance / Non-Performing Loans	464%	1015%	822%	608%

Quarterly Average Balances:
Total Portfolio Loans^	$644,714	$642,911	$615,474	$591,952
Total Earning Assets	$729,187	$724,939	$714,907	$714,344
Total Shareholders' Equity	$84,977	$85,167	$85,028	$83,038

Total Assets	779,826	776,694	763,503	762,072
Diluted Shares Outstanding	5,707,903	5,751,389	5,814,986	5,860,149

^ Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three months Ended:			Six months Ended:

	Jun 30 2004	Mar 31 2004	Jun 30 2003	Jun 30 2004	Jun 30 2003

Interest income:
Interest and fees on loans	$10,058	$10,180	$10,309	$20,238	$20,871
Investment securities
Taxable	380	383	483	$763	$980
Exempt from federal income tax	228	242	262	470	526
Short term investments	32	24	108	56	230

Total interest income	10,698	10,829	11,162	21,527	22,607

Interest expense:
Deposits	1,815	1,786	2,252	3,601	4,721
Notes payable and other	995	1,030	1,025	2,025	2,045

Total interest expense	2,810	2,816	3,277	5,626	6,766

Net interest income	7,888	8,013	7,885	15,901	15,841
Provision for loan losses	60	(191)	120	(131)	330

Net interest income after provision for loan losses	7,828	8,204	7,765	16,032	15,511

Noninterest income:
Gain on sale of mortgage loans	847	784	3,114	1,631	5,484
Service charges on deposit accounts	703	649	646	1,352	1,251
Gain on sale of securities	11	0	2	11	9
Mortgage servicing	(56)	(20)	(429)	(76)	(694)
Other	1,316	952	1,464	2,268	2,836

Total noninterest income	2,821	2,365	4,797	5,186	8,886

Noninterest expense:
Salaries and employee benefits	3,838	3,941	4,080	7,779	7,842
Occupancy and equipment	923	969	914	1,892	1,863
Amortization of intangibles	77	76	73	153	185
FDIC insurance premium	21	22	23	43	46
Michigan single business tax	24	21	74	45	135
Other	1,988	1,574	2,334	3,562	4,307

Total noninterest expense	6,871	6,603	7,498	13,474	14,378

Income before federal income taxes	3,778	3,966	5,064	7,744	10,019
Federal income taxes	1,213	1,285	1,691	2,498	3,351

Net Income	$2,565	$2,681	$3,373	$5,246	$6,668

Fully Tax Equivalent Interest Income	$8,015	$8,127	$8,048	$16,142	$16,169

Per Share Data:
Basic Earnings	$0.46	$0.48	$0.59	$0.94	$1.17
Diluted Earnings	$0.45	$0.47	$0.58	$0.92	$1.15
Dividends Paid	$0.21	$0.20	$0.19	$0.41	$0.37

Performance Ratios:
Return on Average Assets*	1.33%	1.39%	1.78%	1.35%	1.77%
Return on Average Equity*	12.2%	12.7%	16.3%	12.3%	16.5%
Net Interest Margin (FTE) *	4.41%	4.51%	4.51%	4.46%	4.54%
Book Value Per Share+	$15.44	$15.22	$14.93	$15.44	$14.93
Average Equity/Average Assets	10.9%	11.0%	10.9%	10.9%	10.7%

Net Charge-offs	119	144	99	263	258
Net Charge-offs as a % of Average Loans^*	0.07%	0.09%	0.07%	0.08%	0.05%

* Annualized
+ Period End
^ Total loans less loans held for sale